EXHIBIT 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the board of Management of

Magic Benelux B.V.

5 Haplada Street

Or Yehuda

ISRAEL

Dordrecht, December 17, 2013

Re: KH/VK/NS

Dear Sirs,

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related Prospectus of Magic Software Enterprises Ltd. of our report dated January 28, 2011, with respect to the financial statements of Magic Benelux B.V. as of December 31, 2010, which report appears in the Annual Report on Form 20-F of Magic Software Enterprises Ltd. for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

On behalf of Verstegen accountants en adviseurs B.V.,

/s/ Drs. L.K Hogendoorn RA MGA

Drs. L.K Hogendoorn RA MGA